Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of LRR Energy, L.P. (the “Partnership”) of (i) our report dated September 15, 2011 relating to the balance sheet of LRR Energy, L.P. and (ii) our report dated May 4, 2011 relating to the combined financial statements of Fund 1 (Predecessor), both of which appear in the Partnership’s prospectus filed pursuant to Rule 424(b) in connection with the Partnership’s Registration Statement on Form S-1 (File No. 333-174017). We also consent to the incorporation by reference to the use of our name under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
November 16, 2011